EXHIBIT 99.3

Chanticleer Holdings to Present at Sidoti Emerging Growth Conference

Reminder: Company Update Call This Morning at 11:00 a.m. ET

CHARLOTTE, NC – August 25, 2015 - Chanticleer Holdings, Inc. (NASDAQ: HOTR) (Chanticleer Holdings, or the “Company”), owner and operater of multiple restaurant brands internationally and domestically, today announced that Mike Pruitt, Chairman and Chief Executive Officer, will be presenting at the Sidoti Emerging Growth Conference, to be held at the Marriott Marquis in New York City. The Chanticleer Holdings presentation will take place on Wednesday, September 2, 2015 at 2:10 p.m. Eastern Time.

Mr. Pruitt will provide an overview of Chanticleer’s operational and financial results and will be available for one-on-one meetings.

The Company also has a conference call scheduled today at 11:00 a.m. ET, to provide a review of its operations and growth strategy. To access the overview telephonically, dial (877) 407-8133 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8040. To access the webcast, log onto the Chanticleer website at http://ir.stockpr.com/chanticleerholdings/overview.

A replay of the teleconference will be available until September 25, 2015 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415. Callers should use conference ID: 13617859.

Given its recently announced Rights Offering, the Company will not include a question and answer session on the call, but encourages investors to refer to a question and answer document that will be filed as a Form 8-K following the conclusion of the call.

About Chanticleer Holdings, Inc

Headquartered in Charlotte, NC, Chanticleer Holdings (HOTR), together with its subsidiaries, owns and operates restaurant brands in the United States and internationally. The Company is a franchisee owner of Hooters® restaurants in international markets including Australia, South Africa, and Europe, and two Hooters restaurants in the United States. The Company also owns and operates American Burger Co., BGR the Burger Joint, BT’s Burger Joint, and owns a majority interest in Just Fresh restaurants in the U.S.

For further information, please visit www.chanticleerholdings.com

Facebook: www.Facebook.com/ChanticleerHOTR

Twitter: http://Twitter.com/ChanticleerHOTR

Google+: https://plus.google.com/u/1/b/118048474114244335161/118048474114244335161/posts

Press Information:

Chanticleer Holdings, Inc.
Investor Relations
Phone: 704.366.5122
ir@chanticleerholdings.com

Investor Relations

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

Phone 203.972.9200

jnesbett@institutionalms.com